Exhibit 99.14

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of September 28, 2009 (this “Amendment”), to the Agreement and Plan of Merger, dated as of July 7, 2009 (the “Merger Agreement”), by and among Maximus Holdings Inc., a Delaware corporation (“Parent”), Maximus Inc., a Delaware Corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MSC.Software Corporation, a Delaware corporation (the “Company”), is entered into by the Company, Parent and Merger Sub.

WHEREAS, Section 11.03 of the Merger Agreement permits the parties to amend the Merger Agreement by execution of an instrument in writing signed by each of Parent, Merger Sub and the Company; and

WHEREAS, each of Parent, Merger Sub and the Company desires to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, Parent, Merger Sub and the Company hereby agree as follows:

1. Amendment of Section 2.02(a) of the Merger Agreement. Section 2.02(a) of the Merger Agreement is hereby amended to replace the reference to “$7.63” with “$8.40.”

2. Amendment of Section 4.05(a) of the Merger Agreement. Section 4.05(a) of the Merger Agreement is hereby amended to replace the reference to “$900,000” with “$1,350,000.”

3. Amendment of Section 5.07 of the Merger Agreement. Section 5.07 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Financing. Parent has provided to the Company true and complete copies of (i) the fully executed commitment letter, dated as of September 28, 2009, between Parent and each of Wells Fargo Foothill LLC and Capital Source Bank (the “Debt Financing Commitments”), pursuant to which each of Wells Fargo Foothill LLC and Capital Source Bank has agreed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) (A) the fully executed equity and debt commitment letter, dated as of September 28, 2009, between Parent and STG III, L.P. and STG III-A, L.P. (the “STG Equity Commitment”) and (B) the fully executed equity and debt commitment letter, dated as of July 7, 2009, between Parent and Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Equity Commitment” and, together with the STG Equity Commitment, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each of STG III, L.P., STG III-A, L.P., Elliott Associates, L.P. and Elliott International, L.P. has committed to invest the amount set forth therein on the terms and subject to the conditions set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of September 28, 2009, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing

Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent, Merger Subsidiary and the other parties thereto (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments, and Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition to the Financing, or that the Financing will not be made available to Parent on the Closing Date (assuming in each case compliance by the Company with its covenants hereunder and the continuing accuracy of the Company’s representations and warranties hereunder). Subject to the terms and conditions of the Financing Commitments, the aggregate proceeds of the Financings together with the Company Cash Deposit is an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.”

4. Amendment of Section 8.01(b) of the Merger Agreement. Section 8.01(b) of the Merger Agreement is amended to delete the last sentence thereof, such that the section reads as follows:

“Each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) make any appropriate filings pursuant to the Foreign Antitrust Laws which Parent reasonably determines are necessary or advisable, (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any relevant Governmental Authority, and (iv) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, or obtain any necessary approvals from any Governmental Authority, under the HSR Act and Foreign Antitrust Laws as soon as practicable.”

5. Amendment of Section 9.01(b) of the Merger Agreement. Section 9.01(b) of the Merger Agreement is amended and restated to read as follows:

“no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect;”

6. Amendment of Section 11.04(b) of the Merger Agreement. Section 11.04(b) of the Merger Agreement is amended to replace the reference to “$11,800,000” with “$13,000,000.”

7. Amendment of Section 11.04(c) of the Merger Agreement. Section 11.04(c) of the Merger Agreement is amended to replace the reference to “$16,800,000” with “$40,000,000.”

8. Representations and Warranties. Each of the Company, Parent and Merger Sub represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action of its Board of Directors and, with respect to the Company, the Company’s Board of Directors has unanimously approved this Amendment (subject to recusal of any members of the Company’s Board of Directors), and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

9. Defined Terms. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.

10. No Other Modification. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

12. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

MSC.SOFTWARE CORPORATION

By:	/s/ John A. Mongelluzzo
Name:	John A. Mongelluzzo
Title:	Executive Vice President

MAXIMUS HOLDINGS INC.

By:	/s/ William F. Chisholm
Name:	William F. Chisholm
Title:	President

MAXIMUS INC.

By:	/s/ William F. Chisholm
Name:	William F. Chisholm
Title:	President

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